Exhibit 14
U.S. CONCRETE, INC.
October 2010
CODE OF ETHICS
FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS
The Chief Executive Officer and the Chief Financial Officer, Corporate Controller and other key finance employees (collectively, the “Senior Financial Officers”) of U.S. Concrete, Inc. (the “Company”) hold an important and elevated role in corporate governance of the organization. In this regard, the Company expects these individuals to act in accordance with the highest standards of personal and professional moral and ethical integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Company’s Code of Ethics and Business Conduct and other policies and procedures adopted by the Company that govern the conduct of all its employees. Any violations of this Code may result in disciplinary action, up to and including termination of employment.
Standards of Conduct
To the best of their knowledge and ability, the Chief Executive Officer and Senior Financial Officers shall:
•	Ethically handle actual or apparent conflicts of interest between personal and professional relationships;

•	Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	Comply with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting of violations of this Code of Ethics to the Chair of the Audit Committee of the Board of Directors of the Company and to the appropriate person or persons identified in the Company’s Code of Ethics and Business Conduct;

•	Respect the confidentiality of information acquired in the course of employment and promise not to use such information for personal advantage;

•	Promote, as appropriate, contact by employees with the Chair of the Audit Committee of the Board of Directors of the Company regarding any issues concerning improper accounting or financial reporting of the Company without fear of retaliation;

•	Promote ethical and honest behavior within the Company and its subsidiaries; and

•	Exercise responsible stewardship over Company assets and resources and maintain appropriate internal controls.
It is the Company’s intention that this Code of Ethics be its written code under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in SEC Regulation S-K Item 406.